Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “ [***]” BECAUSE IT IS  NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT PETVIVO HOLDINGS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement (“Agreement”) is made as of June 17, 2022 (“Effective Date”), by and between MWI Veterinary Supply Co., an Idaho corporation (“MWI”), and PetVivo, Inc. (“Supplier”). Intending to be legally bound, the parties hereby agree as follows:

1. SERVICES.

1.1 Appointment. Supplier hereby authorizes and appoints MWI to distribute, advertise, promote, market, supply, and sell (collectively, “Distribution” or “Distribution Services”) the Products within the United States of America (the “Territory”) and agrees to sell the Products to MWI as ordered by MWI from time to time in MWI’s sole discretion. This authorization and appointment shall designate MWI as the exclusive veterinary product distributor of Products for a period of two years commencing upon the execution of this Agreement and shall transition to a non-exclusive veterinary product distributor designation for all subsequent years of the Term thereafter; provided that, Supplier shall extend such exclusivity for a third year upon MWI achieving the mutually agreed [***] target for the second year. The term “Products” means all animal health and related products of Supplier that are identified in the Pricing Schedule of Exhibit A and are purchased by MWI. Supplier shall make available for purchase by MWI all products Supplier makes available for purchase to any other animal health distributors or resellers of similar or smaller size (“Comparable Distributors”).

1.2 Contract Price. Supplier shall sell the Products to MWI at a price (“Contract Price”) equal to the lower of (a) the price listed in the Pricing Schedule which is attached hereto as Exhibit A (as adjusted in accordance with Section 1.4), or (b) the lowest price Supplier sells to any other Comparable Distributors. In addition, Supplier will provide MWI the incentives described in Exhibit A. MWI is solely responsible for determining the price and other terms at which MWI sells the Products to its customers.

1.3 Net Price Requirement. Notwithstanding any other provision of this Agreement, Supplier shall ensure the Contract Price is at all times equal to or lower than the lowest Net Price at which Supplier sells any relevant Product to any other Comparable Distributors by immediately providing MWI the same incentives, discounts, rebates, bonuses, commissions and/or promotions provided to other Comparable Distributors or adjusting the Contract Price as necessary or, failing that, issuing a credit on the next applicable invoice. “Net Price” means the net purchase price for a Product after application of all applicable incentives, discounts, rebates, bonuses, commissions, and promotions, (including national, regional and local sales, rebate, and other promotional programs), whether temporary or permanent, but excluding any early pay discounts.

1.4 Price Changes. Subject to Sections 1.3 and 1.5 and with 30 days’ prior written notice to MWI, Supplier may prospectively increase the Contract Price for any Product but only by a percentage that is equal to or less than the percentage increase applied to all other Comparable Distributors. The removal or reduction in any incentives, discounts, rebates, bonuses, commissions, or promotions offered to MWI are considered price increases subject to the requirements of this Section 1.4. In the event of any price increase, MWI shall be entitled to purchase Product (based on the training 12 month purchase history or, if shorter, the period of time that MWI has purchased such Product from Supplier) at the [***] price for the entire notice period. Supplier may decrease the Contract Price at any time upon written notice; provided however, Supplier will provide [***] by paying MWI in an amount equal to [***].

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1.5 List Price. In the event that Supplier unilaterally establishes, or has established, for any Product a list price, vet list price, manufacturer’s suggested retail price, or suggested veterinary price (collectively, “List Price”), Supplier (a) may only increase the Contract Price in connection with an increase in the List Price and any increase to the Contract Price may not exceed the simultaneous percent increase in the List Price, and (b) shall immediately decrease the Contract Price in proportion to any decrease to the List Price, in each case as necessary to ensure that the percent difference between the List Price and the Contract Price does not decrease.

1.6 Chargebacks & Reimbursements.

(a) If Supplier agrees with any customer (excluding other distributors) to have any Product supplied at a specific or discounted price (“Customer Price”) or removes or modifies any Customer Price, Supplier will promptly notify MWI of such Customer Price. For each Product MWI sells to a customer with Customer Pricing, Supplier will issue MWI a chargeback equal to [***]. The chargeback is exclusive of any service fees, incentives, or other reimbursements payable to MWI under this Agreement.

(b) In the event Supplier extends or makes available any promotion, incentive or special offer or program to any customer of MWI (including extended payment terms, temporary discounts, free goods with a purchase, new practice offers, and the like), Supplier will allow MWI to match the terms of such offer and [***]. [***] for extended payment terms will be calculated at a rate of [***] for each day of extended payment terms beyond 30 days.

(c) Supplier will [***] in connection with MWI’s Distribution of Products to such retailer.

(d) All chargebacks and reimbursements payable pursuant to this Section 1.6 are due on the 10th day of the month following the sale of the Product.

1.7 Primary Distribution Services. For the primary Distribution Services performed by MWI, which may include stocking, packing, and shipping Products; inventory management; customer validation and monitoring; order management; inventory and sales data collection and management; receivable risk management; and category management, Supplier shall pay MWI an amount equal to [***] times the monthly gross purchases of Products calculated at the Contract Price (“Distribution Services Fee”), which includes a [***]. The Distribution Services Fee shall be invoiced monthly and payment shall be due within 15 days of the date of the invoice and is subject to MWI’s right to setoff. The Distribution Services Fee is a bona fide fee for service negotiated at arm’s length and together with any other services fees set forth herein, shall at all times be equal to or higher than any services fees paid to any other Comparable Distributor.

1.8 Standard Terms and Conditions; Continuing Guaranty. The sale, purchase, and Distribution of Products and all respective rights and obligations of the parties under this Agreement shall be governed by the DSA Standard Terms and Conditions set forth in Exhibit B. Supplier accepts and agrees to the terms of, and shall execute and deliver contemporaneously with this Agreement, the Continuing Guaranty and Indemnification Agreement (the “Continuing Guaranty”) set forth as Schedule A.

Distribution Services Agreement – Page 2

2. PRODUCTS.

2.1 Ordering. MWI will submit orders to Supplier via Electronic Data Interchanges (“EDIs”) in an industry-standard format or other format reasonably acceptable to both parties. Supplier will, within 2 business days of order placement, confirm acceptance or rejection of MWI’s order and confirm the Product quantity, shipping date, delivery location and Contract Price, in an acceptable electronic format. Supplier shall not unreasonably reject any order from MWI. Supplier will accept orders at the Contract Prices in effect on the day the order is transmitted. No order will be canceled after acceptance by Supplier without MWI’s prior written approval.

2.2 Shipping; Risk of Loss; Title. Supplier shall, within 7 calendar days of Supplier’s confirmation of MWI’s order or such later date as MWI may request, ship the Products DDP – Delivered Duty Paid (Incoterms 2010) directly to the distribution center or other location designated by MWI. Supplier shall pay all costs associated with delivering the Product to MWI, including freight, detention, demurrage, sorting, packing, and segregation, except to the extent any such charges result from MWI’s failure to timely accept any proper shipment of conforming Products. Supplier will not ship any partial cases of Products to MWI. Title and risk of loss for the Products shall pass from Supplier to MWI upon MWI’s receipt of delivery of such Products in good order and condition at MWI’s distribution center or other destination designated by MWI.

2.3 Payment for Products. Supplier will invoice MWI when Products are shipped to MWI. All invoices shall be submitted electronically in an industry standard format or other format mutually acceptable to the Parties. MWI may, at MWI’s option, pay Supplier by Automated Clearing House (ACH) or wire transfer to an account designated in writing by Supplier, check, or credit card. MWI will pay all Supplier invoices for undisputed orders on terms of: net 60 days from date Products are delivered to MWI.

2.4 Product Capacity. Supplier will maintain capacity to supply Products historically purchased by MWI at all times during the Term of this Agreement, in the amount no less than of [***] of MWI’s [***] of that Product (based on the [***]). Within 90 days following the six month anniversary of the Effective Date of this Agreement, the Parties will reassess whether the Supplier’s monthly capacity requirement of [***] should be increased or decreased and if the Parties agree to such a change, will negotiate in good faith a new Supplier’s monthly capacity. [***].

2.5 Shortages. In the event that Supplier anticipates that it will not be able to maintain the capacity requirements set forth in Section 2.4, Supplier shall notify MWI within 48 hours and the parties shall promptly meet to discuss the potential shortage. Supplier shall provide a written plan of action stating in reasonable detail the identifiable cause and proposed measures to remedy the potential shortage and the date such shortage is expected to end. [***]. Such allocations shall continue until Supplier no longer anticipates the potential shortage set forth in Section 2.4.

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2.6 Short Dated Product. For Products with an expiration date, Supplier will not ship any Products with less than 18 months’ shelf life remaining (“Short Dated Product”), unless (a) the Product is manufactured with a limited shelf life less than the above, in which case (i) Supplier will notify MWI of such shorter shelf life at the time of order acceptance, (ii) such Product will be shipped per Supplier’s guidelines if MWI elects to proceed with the order, and (iii) such Product will have a minimum of 80% of its total shelf life remaining at the time of shipment to MWI, or (b) MWI, in its sole discretion, accepts such shipment of Short Dated Product in writing on a case-by-case basis in individual purchase situations.

2.7 New Product Launches. For Products new to market, MWI and Supplier will jointly determine the amount of Products to be included in the initial stocking order and an appropriate evaluation period, which will be no less than 8 months from the date the initial stocking order is delivered to MWI. Beginning 6 months after the delivery of the initial stocking order and continuing until the end of the agreed-upon evaluation period, [***]. Supplier will grant MWI extended payment terms of net 3 months and invoice MWI separately for all new Products ordered during the evaluation period. Supplier will provide MWI with complete new item set up material for all new Products, including HDA Product Specification Form, label reproduction, layout or facsimile, dimensions and Safety Data Sheet (SDS) prior to shipping such Product.

2.8 Free Goods. Upon Supplier’s request, MWI may agree to distribute free, promotional or no-cost Products, including samples and replacement products (collectively, “Free Goods”), in MWI’s sole discretion. In the event MWI distributes any Free Goods pursuant to Supplier’s request, Supplier agrees to issue a reimbursement to MWI for (a) any and all amounts paid or payable by MWI for the Free Goods, and (b) any mutually agreed upon logistics fee or other compensation. The reimbursement for Free Goods shall be due within 30 days of the date of Supplier’s receipt of MWI’s report of monthly Sales Data and the shipment details of all distributed Products and is subject to MWI’s right to setoff. [***].

3. TERM; TERMINATION.

3.1 Term. This Agreement is effective as of the Effective Date and will continue in effect for a period of 1 year (as renewed or extended, the “Term”). Thereafter, the Term will automatically renew for subsequent terms of 12 months unless either party elects not to renew the Term by providing written notice to the other party at least 60 days’ prior to the end of the then current Term.

3.2 Termination. Either party may terminate this Agreement for cause (a) upon 30 days’ written notice of a material default to the other party and failure of that party to cure the default within the 30 day period or (b) immediately upon the other party’s insolvency, voluntary or involuntary bankruptcy, suspension of business, assignment of assets for the benefit of creditors, voluntary dissolution, or appointment of a trustee or receiver for all or a substantial portion of the other party’s assets.

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4. RETURNS.

4.1 Unopened Products. MWI will request a return authorization from Supplier and Supplier shall issue such authorization within 15 days of MWI’s request. If Supplier does not respond to MWI’s return authorization request within 30 days, MWI will process the Product return and either invoice or deduct the refund from Supplier invoice. Except for Products documented to have been purchased on a non-returnable basis, MWI may return unopened Products to Supplier at any time up to [***] days prior to the expiration date of the Product for a full refund. Notwithstanding the previous sentence, all unopened Products returned to MWI by a MWI customer may be returned to Supplier at any time up to [***] days past the expiration date of the Product for a [***] refund. [***] will be responsible for return shipping costs for all returned Products that are not shipment errors, damaged, or otherwise defective or non-conforming. No [***] fees will apply. Title and risk of loss for returned Products will pass from MWI to Supplier upon delivery of the Products to Supplier. Upon receipt of the return, Supplier shall credit MWI at the then current [***] within 30 days.

4.2 Nonconforming Products. Supplier will issue a full refund at the then current [***] and pay for all return shipping costs for any Product that (a) does not conform to the Limited Warranties (defined in Exhibit B, Section 4) or any specific requirement of this Agreement, (b) has been recalled by Supplier or any governing agency, or (c) is a Short Dated Product that was not preapproved by MWI.

4.3 Shipment Errors. Supplier shall immediately contact the MWI purchasing department regarding any delay or failure of delivery, incomplete shipment, leakage or spillage during shipment, shortage in shipment, misdirection of any delivery, or over shipment and shall comply with any reasonable directions provided by MWI. MWI shall have the right to cancel any such order without penalty and Supplier will be responsible for any related freight or accessorial charges and other costs and expenses caused by the error.

4.4 Damaged Products. Should MWI receive any Products in apparent damaged condition, MWI will note on the delivery slip the apparent damage and promptly notify Supplier. MWI will report any concealed damage or latent defects within 30 days of discovery. Supplier will credit MWI for such damaged Products at the invoice price within 30 days of MWI’s notification. MWI will hold such damaged Products for inspection by the insurer, the carrier, or Supplier’s designated representative for up to 30 days.

4.5 [***] of Remaining Inventory. MWI may return, for a [***]at the then current Contract Price, any unopened Products still in MWI’s possession (“Remaining Inventory”) upon or after the expiration or termination of this Agreement. If MWI does not return all of the Remaining Inventory (a) MWI may sell such Remaining Inventory and will remain an authorized distributor of the Products and (b) this Agreement shall remain in effect with respect to the Distribution of such Remaining Inventory, in each case for the limited purpose of MWI selling the Remaining Inventory until all of the Remaining Inventory is sold.

4.6 Supplier’s Return Policy. Subject to the terms of this Section 4, MWI will use commercially reasonable efforts to follow the reasonable procedural requirements set forth in any Supplier Returned Goods Policy (“SRGP”) attached to this Agreement as an Exhibit. Supplier must propose any changes to its SRGP by providing MWI with at least 30 days’ prior written notice and MWI may reject any such proposed changes by notifying Supplier within 60 days of receipt of Supplier’s proposal. In the event of a conflict between any SRGP and this Agreement, this Agreement controls.

Distribution Services Agreement – Page 5

5. MISCELLANEOUS.

5.1 No Minimum Requirements. Nothing in this Agreement will be interpreted to require or obligate MWI to (a) purchase or pay for any minimum amount of Products, (b) purchase any portion of its requirements for the Products from Supplier, or (c) comply with any quota, sales targets, sales minimum, or other sales objectives. Statements by MWI regarding present or future markets, conditions, expectations, orders, estimates, forecasts, outlooks, objectives, plans, goals, intentions and other words or phrases of similar import are only beliefs about the present and future and do not constitute any obligation or binding commitment of MWI.

5.2 Established Accounts. Supplier may directly sell Products within the Territory to designated and currently established accounts (“Established Accounts”) without liability (including but not limited to any monetary obligation) to Distributor or otherwise breaching the terms of this Agreement. Established Accounts means: (a) parties who have purchased Products from Supplier prior to the Effective Date of this Agreement, (b) parties who require that they deal directly with the Supplier, (c) governmental agencies, and (d) parties that order via the internet who are not directly solicited by the Supplier to purchase the Products.

5.3 Notices. Any notice required or permitted hereunder will be in writing and will be deemed given upon delivery, when delivered personally or by overnight courier, or email with confirmation of receipt, or the third business day after being deposited in the U.S. mail as registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address indicated below its signature to this Agreement or to such other address as such party has indicated by written notice.

5.4 Entire Agreement. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein. Except for any Continuing Guaranty, this Agreement constitutes the entire agreement and understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to the specific subject matter hereof. In the event of any conflict between this Agreement and its Exhibits, this Agreement shall control; in the event of any conflict between this Agreement and the Continuing Guaranty, the Continuing Guaranty shall control. For purposes of clarity, the terms and conditions of a purchase and sale of Products shall be controlled only by this Agreement (including its Exhibits) and shall not be varied or supplemented by the terms of purchase or sale otherwise used by Supplier or MWI or set forth on any purchase order, acknowledgement, or other documents relating to an order. This Agreement shall not supersede any agreements in place between the parties related to MWI private label products manufactured by Supplier for MWI.

5.5 Modifications; Waivers. This Agreement may not be altered, amended or changed in any way except by a written instrument executed by both parties. No waiver of any rights or obligations shall be (a) implied, whether by course of dealing, any failure or delay in exercising any right, power or privilege hereunder, or otherwise, or (b) effective unless in writing and signed by the party holding such rights or to whom such obligations are owed. Any waiver shall be effective only in the specific instance and for the specific purpose stated in such writing and shall not obligate the waiving patty to grant any further or similar waivers.

5.6 Survival. All rights, obligations or liabilities accrued hereunder prior to the expiration or termination of this Agreement and all provisions under this Agreement, which, by their terms and conditions, show the parties intended them to survive the expiration or termination of this Agreement, including provisions governing confidentiality, indemnification, warranties, returns, recalls, insurance and liability, will survive the expiration or termination of this Agreement. The Continuing Guaranty is an independent agreement that supplements this Agreement and will survive the expiration or termination of this Agreement. Notwithstanding any expiration or termination of this Agreement, the terms and conditions of this Agreement shall survive and continue to apply to any purchase or Distribution of Products by MWI until the parties have entered into a written agreement that replaces this Agreement.

5.7 Counterparts; Originals. This Agreement may be executed and delivered in counterparts and by facsimile, PDF or other electronic format, each of which will be deemed an original but all of which will constitute one and the same instrument.

[Signatures on Following Page]

Distribution Services Agreement – Page 6

IN WITNESS WHEREOF, the parties by their authorized representatives have executed this Agreement as of the date first set forth above.

SUPPLIER: PetVivo, Inc.		MWI VETERINARY SUPPLY CO.

Signature:	/s/ John Lai	Signature:	/s/ Steve Shell
Name:	John Lai	Name:	Steve Shell
Title:	Chief Executive Officer	Title:	President, MWI Animal Health

Address for Notices:

5151 Edina Industrial Blvd.

Suite 575

Edina, MN 55439

Email: mmiddleton@petvivo.com

Attn: Mark Middleton, National Sales Director

With a Copy to same address:

Email: jdolan@petvivo.com

Attn: Legal Department

Address for Notices:

MWI Veterinary Supply Co.

3041 W. Pasadena Dr.

Boise, ID 83705

Email: CategoryManagement@mwianimalhealth.com

Attn: Vice President, Animal Health Sourcing

With a Copy to same address:

Email: Legal@mwiah.com

Attn: Legal Department

Distribution Services Agreement – Page 7

Exhibit A

PRICING SCHEDULE

Contract Price List:

Product	Size/Quantity	Contract Price	List Price
Spryng - (sold in cases of 6 syringes each)	[***]	$[***] ($*** for a case of 6 syringes)	$***

Incentives:

Performance Rebate:

a. Within 2 months after each anniversary of the Effective Date, Supplier shall pay to MWI an annual performance rebate (“Performance Rebate”) on the aggregate purchase price of all Products purchased by MWI in such year. The applicable rate for the first year is set forth in the table below if MWI’s purchases for such year meet the minimum number of syringes identified in the Annual Purchase Target of the table below. For each subsequent term of 12 months, the Parties shall negotiate in good faith a new Annual Purchase Target that must be achieved for MWI to obtain a Performance Rebate incentive for each respective 12 month period.

b. Supplier shall pay the Performance Rebate within 45 days after the end of each calendar year in which MWI earns such Performance Rebate.

Annual Performance Target	Performance Rebate
[***]	[***]%
[***]	Additional [***]%
[***]	Additional[***]%

Distribution Services Agreement – Exhibit A

Exhibit B

DSA STANDARD TERMS AND CONDITIONS

Purchase of Products and Distribution Services

1. Supplier’s Responsibilities.

1.1 License Grant. For the Term of this Agreement and any extension thereafter, Supplier hereby grants MWI a non-exclusive, perpetual, royalty-free, sublicensable (to MWI’s customers that purchase Products from MWI) license to use Supplier’s Product images, trademarks, service marks, logos, trade dress, and other distinctive brand features solely in connection with the Distribution and resale of the Products in the Territory.

1.2 Promotional Materials; Advertising. Supplier shall supply MWI, at Supplier’s cost, catalogs, circulars and other promotional and informational material regarding the Products as mutually agreed. Supplier will ensure that all such material and any other marketing or promotional materials or language provided to MWI is (a) accurate, truthful and not false or misleading; (b) supported by appropriate scientific and/or medical research; (c) fairly balanced in its discussion of risks and benefits of Products; (d) consistent with and supported by FDA approved prescribing information or instructions for use, as applicable; (e) in compliance with all applicable FDA regulations pertaining to the promotion of the Products and Applicable Laws; and (f) subject to a reasonable expiration date. MWI may alter such materials or develop other materials in connection with the Distribution of Products (including product brochures and sales aids), subject to Supplier’s review and prior written approval, and Supplier is solely responsible to confirm that all such materials satisfy and comply with all legal requirements, including applicable FDA regulations. MWI may freely use information related to Products made publicly available by Supplier. Supplier will also support MWI through Supplier’s active promotion of the Products by advertising and other promotional activities as mutually agreed by Supplier and MWI.

1.3 Training. Supplier shall supply, at Supplier’s cost and by Supplier representatives, (a) educational and training programs for MWI’s personnel and (b) wet lab, clinical, educational, and training programs for MWI’s customers and other end-users of the Products, all at such times and locations as mutually agreed.

1.4 Packaging. Supplier shall clearly label all cartons and pallets with the following shipping information: (a) MWI Purchase Order Number, (b) Ship-From Address, (c) Ship-To Address, (d) Product Description (not applicable for controlled substances), (e) Item Number, and (f) Case Quantity. For all cartons and pallets containing controlled substances, in addition to the foregoing labeling requirements, Supplier shall (i) label such packaging with DEA numbers and the symbol designating the schedule in which such controlled substance is listed, in a prominent location and in a font that is clear and large enough to afford prompt identification, (ii) securely seal such packaging so as to disclose any tampering or opening of such packaging, in each case as set forth in 21 U.S.C. 821, 825, 871(b), 958(e) (Labeling and Packaging Requirements for Controlled Substances), and (iii) adhere to all other Applicable Laws regarding the packaging of such controlled substances. Supplier shall label, package and transport the Products to MWI in accordance with all applicable federal, state, local, foreign and other laws, rules and regulations (“Applicable Laws”) and in a manner that reasonably protects against breakage, leakage, contamination or spillage. Each container holding liquid Products shall be liquid tight and have a liquid tight seal in addition to a fully fastened liquid tight cap. Any squirt handles, sprayers, pumps or similar fixtures shall be included separately with, and not installed in, such containers. Supplier will be responsible for any damage, including damage caused to other products, equipment or property, caused by any Product leaks resulting from Supplier’s failure to comply with the requirements of this Section.

Distribution Services Agreement – Exhibit B

1.5 Compliance with Laws. Supplier shall comply with all Applicable Laws, including (a) those governing the manufacture, purchase, handling, sale, marketing, labeling, packaging, storage, shipping, and distribution of Products, including the labeling requirements set forth in the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. H.S.C. §§ 25249.5-25249.13), (b) requirements that Supplier publicly identify its authorized distributors, and (c) government contractual requirements. Supplier understands that MWI sells, or may sell, products (including the Products) to governmental entities, including U.S. federal governmental entities, and that all Products offered for sale to the U.S. Government under this Agreement by MWI must be compliant with the Trade Agreements Act (TAA) (19 U.S.C. 2501, et seq.) and certifies that all Products will be Country of Manufacture confirmed pursuant to TAA requirements. If Supplier is not the actual manufacturer of the Products, Supplier certifies that it has supporting information on file from the manufacturer of the Product to confirm compliance with the TAA and other Applicable Laws. If any previously provided information to MWI changes, Supplier will provide 30 days’ prior written notice to MWI. Supplier understands that MWI is relying on Supplier’s certification to meet its contractual obligations to the government. Supplier will work with MWI to comply in all material respects with all applicable provisions of DSCSA, Title II of the Drug Quality and Security Act of 2013 and other Applicable Laws with respect to the Distribution of the Products.

Supplier is an equal opportunity employer and agrees that, as applicable, it will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. Supplier also agrees that, as applicable, it will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

1.6 Code of Conduct. Supplier acknowledges that MWI is subject to the Code of Ethics and Business Conduct Policy (“Code of Conduct”) issued by its parent company AmerisourceBergen, which Code of Conduct (as it may be revised from time to time) can be found at the Investors tab, Corporate Governance, of www.amerisourcebergen.com. Supplier covenants that it either (a) will comply with MWI’s Code of Conduct or (b) has and will comply with its own Code of Conduct that is substantially similar to MWI’s Code of Conduct, including those sections on Fraud & Abuse Laws, Antitrust & Competition Laws and Anti-Bribery/Anti-Corruption Laws. In the event Supplier violates the applicable Code of Conduct or any Applicable Laws related to fraud, abuse, antitrust, competition, anti-bribery or anti-corruption, Supplier will be deemed to be in material breach of this Agreement.

Distribution Services Agreement – Exhibit B

1.7 Sales Force Compensation and Conflicts of Interest. Supplier shall not offer or provide to any employee or contractor of MWI, including any member of MWI’s sales force or management, any payments, gifts, travel, entertainment, incentives or other benefits (collectively, “Employee Incentives”), other than token, non-cash gifts of nominal value or typical business meals. If Supplier wishes to provide any form of Employee Incentive to MWI’s employees, Supplier shall first discuss such Employee Incentives with MWI and if MWI approves such Employee Incentives in its sole discretion, all such Employee Incentives shall be paid directly to and pass through MWI and will be subject to reasonable deductions and fees and applicable taxes and withholdings.

1.8 Supporting Information. Supplier shall provide any documentation or instructions to MWI reasonably necessary for MWI to fully comply with Applicable Laws with respect to the handling, storage and Distribution of the Products, including any documentation, certification or instruction regarding the classification, handling and shipping of any hazardous materials, controlled substances and compliance with the TAA and the California Safe Drinking Water and Toxic Enforcement Act of 1986. Supplier will maintain all federal, state or local registrations necessary for the lawful manufacturing, packaging, labeling, marketing, handling and shipment of all Products, including those deemed hazardous, and immediately notify MWI of any denial, revocation or suspension of any such registration or any changes in the Products which MWI is authorized to distribute. To the extent the Products include any controlled substances, Supplier will provide MWI with a copy of its U.S. Drug Enforcement Agency certificates and any other required documentation.

1.9 Warranties and Corrective Actions. Supplier shall be solely responsible and take all appropriate corrective actions for (a) Supplier’s full or limited warranties relating to Products, (b) failure of a Product, and (c) Recalls except to the extent any such issues are caused by MWI’s negligence or willful misconduct.

2. MWI’S Responsibilities.

2.1 Efforts. MWI shall use commercially reasonable efforts in performing the Distribution Services for the Products in the Territory, including determining (a) which Products to distribute and (b) the scope of the effort.

2.2 Stock Product. MWI shall make a good faith effort to maintain sufficient stock of Products to satisfactorily supply MWI’s expected customer base demand.

2.3 Sales Force; Customer Service. MWI shall maintain a sales force to represent and promote the Products and provide prompt and effective customer service regarding the Products.

Distribution Services Agreement – Exhibit B

2.4 Storage Conditions. MWI shall use commercially reasonable efforts to store the Products, both in storage and in-transit to MWI customers, in accordance with instructions on the Product label.

2.5 Compliance with Laws. MWI shall store, ship and distribute the Products, as applicable, in compliance with all Applicable Laws.

2.6 Documentation. MWI shall, upon request with respect to any order for controlled substances, furnish Supplier with commercially reasonable assurances that MWI is authorized to possess and distribute such controlled substances under federal law.

3. Product Complaints; Recalls.

3.1 Product Complaints. Subject to any pharmacovigilance agreements between the parties, upon receipt by MWI of notice of (a) an adverse drug experience, product defect, or manufacturing defect (as defined in 21 C.F.R. § 514.3) of the type that is reportable on FDA Form 1932a or successor form, or (b) a lawsuit, in each case concerning a Product, MWI will promptly forward the notice to Supplier. Upon completion of notice, MWI shall have no further obligation to Supplier concerning such event unless Supplier and MWI mutually agree otherwise.

3.2 Product Recalls. If a recall, market withdrawal, field collection, corrective action, or similar action (“Recall”) is implemented by Supplier or required by any federal, state, local or other regulatory or governmental authority with respect to any Product sold under this Agreement, Supplier shall notify MWI and take all actions necessary to promptly execute the Recall, including working with or through MWI regarding the Recall. Each Recall will be conducted and directed by Supplier, and MWI will follow Supplier’s reasonable directions. For any Recall, Supplier shall directly pay or reimburse MWI for all reasonable costs, fees, and expenses, if any, incurred by MWI (including reimbursement for pass through fees and time worked by MWI internal employees to manage the Recall, and costs and expenses related to the shipping, notification and the repurchase of any Recalled Products in MWI’s possession); provided, however, that Supplier shall not be responsible for reimbursing MWI for costs and expenses to the extent the Recall was caused by MWI’s failure to handle and store the Products in accordance with instructions on the Product label. The patties will each retain complete and accurate records as may be maintained in the ordinary course of business for all Products, including sales and service records, for no less than the period of time required by Applicable Law, to facilitate any Recalls.

4. Supplier Limited Warranties. Supplier represents and warrants to MWI that (a) Supplier will operate, and all Products have been manufactured, labeled, packaged, stored, shipped and distributed, in compliance with all Applicable Laws and applicable industry standards, (b) the Products are free and clear of any defects in design, materials and workmanship and are not adulterated or misbranded, (c) Supplier has and will transfer to MWI good and marketable title to the Products free and clear of all liens, claims, security interests or other encumbrances, (d) the Products conform to the description, grade, condition, and specifications of the Products invoiced and may be legally transported and distributed in the Territory by MWI under all Applicable Laws, (e) the Products do not infringe on or violate any patent, copyright, trademark, trade secret or other intellectual property or proprietary right (“Intellectual Property Rights”) of any third party, and (f) Supplier has all right and authority to appoint MWI as an authorized distributor of the Products (the “Limited Warranties”). Supplier understands that these Limited Warranties will be passed through to any veterinarian, veterinary hospital, clinic, feedlot, integrator, animal owner or other third-party end-user of the Product (“End-User”) and Supplier hereby issues the Limited Warranties to such End Users. THE WARRANTIES SET FORTH HEREIN CONSTITUTE THE SOLE AND EXCLUSIVE WARRANTIES BY SUPPLIER WITH RESPECT TO THE PRODUCTS AND SUPPLIER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Distribution Services Agreement – Exhibit B

5. Indemnification.

5.1 MWI’s Indemnification. MWI will defend, indemnify, and hold harmless Supplier, its affiliates and subsidiaries, and their officers, directors and employees, from and against all damages, losses, costs, expenses (including reasonable attorney’s fees and court costs), claims, judgments, and liabilities (“Claims”) to the extent arising out of (a) any violation of Applicable Law by MWI; (b) breach of this Agreement by MWI; and/or (c) any actual or asserted fraud, negligence or willful misconduct of MWI except to the extent arising from the fraud, negligence, willful misconduct of Supplier or Supplier’s breach of this Agreement or Applicable Laws.

5.2 Supplier’s Indemnification. Supplier will defend, indemnify, and hold harmless MWI, its affiliates and subsidiaries, and their officers, directors and employees, from and against all Claims arising as a result of (a) any actual or asserted third party claim of a breach of the Limited Warranties; (b) any breach of this Agreement by Supplier; and/or (c) any actual or asserted fraud, negligence or willful misconduct of Supplier except to the extent arising from the fraud, negligence, willful misconduct of MWI or MWI’s breach of this Agreement or Applicable Laws. Contemporaneously with the execution of this Agreement, Supplier will execute and deliver to MWI the Continuing Guaranty attached hereto as Schedule A. The representations, warranties and indemnification provisions contained in the Continuing Guaranty are in addition to those contained herein.

5.3 Indemnification Procedure. If any written claim is made by any third party against a party to this Agreement for which such party (“Indemnitee”) properly seeks indemnification, Indemnitee shall promptly notify the other party (“Indemnitor”) and Indemnitor shall defend against the claim. Such notice will in any event be given within a reasonable period of time of becoming aware of any claim against Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify Indemnitor of any claim will not relieve it from any liability except to the extent that Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure. Indemnitor will promptly notify Indemnitee of its intention to assume the defense of such claim. If Indemnitor assumes the defense, it shall have sole control of the defense and all related settlement negotiations and Indemnitee shall, at Indemnitor’s sole expense, provide Indemnitor with all reasonable assistance in connection with any claim. Indemnitor shall consult with Indemnitee regarding the defense and shall provide Indemnitee with reasonably requested information. Indemnitor may not settle any claim, suit, or proceeding in which Indemnitee is named or otherwise involved without Indemnitee’s prior written consent, except in the case of a cash settlement payable by Indemnitor in which there is no admission or imposition of fault or liability as to Indemnitee. If Indemnitor does not assume the defense of any such claim, Indemnitee may, at Indemnitor’s expense, defend against such claim in such manner as Indemnitee may deem appropriate and settle such claim on such terms as it may deem appropriate, and assert against Indemnitor any rights or claims to which Indemnitee is entitled.

Distribution Services Agreement – Exhibit B

6. Confidentiality. Confidential Information may be disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to this Agreement. During the Term of this Agreement and for a period of one year from the date of termination or expiration of this Agreement, the Receiving Party will not disclose, either directly or indirectly, such Confidential Information to any third party and only use such Confidential Information for purposes of fulfilling its obligations under this Agreement. “Confidential Information” means any confidential information furnished by the Disclosing Party that is conspicuously marked as “Confidential” (a) in the subject line of the e-mail, if disclosure is by e-mail, and (b) on the first page of any paper or electronic copy of a disclosed document in conspicuous print. Any information provided by or on behalf of MWI regarding MWI’s Distribution of the Products, including the Sales Data (defined in Section 9 below), is confidential and proprietary information of MWI and may not be aggregated with other data, sold or commercialized by Supplier unless such information meets the exclusions as defined below in this Section 6. If any information is not so marked as “Confidential,” then the information is not Confidential Information. The term “Confidential Information” does not include or apply to information that, as evidenced by existing documentation, (i) is or becomes generally available to and known by the public, through no fault of the Receiving Party; (ii) is received by Receiving Party from a third party without any obligations of confidentiality, or (iii) is independently developed by Receiving Party without use of or access or reference to Confidential Information. Within 30 days after any written request by Disclosing Party, the Receiving Party shall return or destroy all physical and electronic copies of the Confidential Information received from Disclosing Party and all materials that contain or reflect Confidential Information created by Receiving Party. Notwithstanding anything in this Agreement to the contrary, the Receiving Party may retain Confidential Information as and to the extent required by any applicable law, automatic back-up archiving practice, or bona-fide records retention policy, provided that any Confidential Information so retained shall continue to be subject to the terms of this Agreement.

7. Liability; Disputes.

7.1 Limitation of Liability. MWI and Supplier shall not be liable to each other for any special, incidental, consequential, punitive or exemplary damages even if the parties have been made aware of the possibilities of such damages. Notwithstanding anything in this Agreement to the contrary, no limitation or waiver of liability, damages, claims or remedies shall apply to any loss, damage, claim, judgment, or liability related to a third party claim for which one party is obligated to indemnify the other party under this Agreement and/or the Continuing Guaranty.

7.2 Dispute. If a dispute related to this Agreement, other than a breach of confidentiality, arises between the parties, the parties shall first attempt to settle the dispute by direct discussions at the vice-president or higher level. If the dispute cannot be settled by the parties by direct discussions, then the parties agree to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. Thereafter, any unresolved dispute arising from or relating to this Agreement shall be resolved as provided by this Agreement and by law.

Distribution Services Agreement – Exhibit B

8. Payments. For purposes of determining the timing of payment, payment will be deemed to have been made on the date MWI initiates the wire, ACH payment or other payment. Supplier will not debit any MWI account electronically without MWI’s prior written consent. Supplier shall not make additions or surcharges to any invoice amounts without MWI’s prior written consent. Supplier shall immediately remit any monies due to MWI in the event of an MWI accounts payable debit balance situation with Supplier that persists for more than 10 days, including any debit balance arising from chargebacks, rebates, credits, reimbursements, refunds, Distribution Services Fee, Redistribution Services Fee, backend margin, or other incentives owed by Supplier (collectively, “Supplier Payables”). Debit balance is defined as the sum of all transactions with Supplier in MWI’s accounts payable system, including Supplier Payables, having due dates through, but not extending beyond, the then present date. If Supplier credits would no longer hold value to MWI, Supplier will issue cash in lieu of credit. MWI may set off any amounts owed by Supplier to MWI, including Supplier Payables, against any amounts owed by MWI to Supplier. All amounts, payments and credits contemplated by this Agreement are to be made in U.S. Dollars. For amounts past due, including Supplier Payables, the party owed (“Claiming Party”) may charge the owing party (“Owing Party”) interest at an amount not to exceed the lesser of (a) 12% per year or (b) the highest amount permitted by applicable law on any past due amounts that are not paid (or credited if permitted in this Agreement) by the Owing Party within 10 days after receipt of written notice from Claiming Party that such amounts are past due. Notwithstanding the foregoing, interest may not be charged on the portion of any amounts past due that are subject to a bona fide dispute raised by the Owing Party prior to such amounts becoming past due, and not caused or contributed to by Owing Party’s lack of diligence. The parties shall work in a timely manner and in good faith to resolve disputes.

9. Sales Reporting. So long as Supplier is in good standing, MWI shall report certain data to Supplier regarding the sales of the Products (“Sales Data”) to veterinary practices on a mutually agreed format and time. The Sales Data shall include, but may not be limited to, (i) veterinary clinic and/or veterinarian name, (ii) clinic and/or veterinarian business address, (iii) date of Product shipment to clinic and/or veterinarian, and (iv) number of Product units delivered to clinic and/or veterinarian. This Sales Data is owned by MWI and MWI hereby grants Supplier a limited license during the Term to use the Sales Data only for internal tracking and regulatory purposes, including production scheduling and inventory management, regulatory quality control documenting and monitoring, and to calculate any Supplier Payables owed to MWI. The use of Sales Data by Supplier and the extension of the limited license shall be allowed past the Term only for regulatory purposes. Supplier is prohibited from using the Sales Data, in any manner whatsoever, to sell Products to MWI’s customers either directly or through other distributors or intermediaries. This Section shall survive any termination or expiration of the Agreement. MWI may report to Animalytix data regarding the sales of the Products and the sales of products of other manufacturers.

Distribution Services Agreement – Exhibit B

10. Force Majeure. Each party’s obligation under this Agreement will be excused to the extent any delay is caused by acts of God, war, terrorism, natural disaster or other conditions beyond the reasonable control of that party, but only during the duration of such condition and provided such party gives prompt written notice thereof to the other party. The nonperforming party shall take all reasonable steps to recommence performance as soon as possible.

11. Governing Law; Venue. This Agreement shall be governed by Delaware law without regard to its conflict of law provisions. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.

12. Taxes. MWI shall pay all sales and use taxes attributable to MWI’s purchase of Products from Supplier, subject to Section 13. All other taxes, duties and fees applicable to the Products, MWI’s purchase of the Products hereunder or any transaction contemplated by this Agreement shall be paid by Supplier, including without limitation all taxes on Supplier’s income, import and export duties, excise fees, license fees, permit fees, transfer fees, privilege fees and value added taxes.

13. Reimbursement of Controlled Substance Tax Payments. Notwithstanding any contrary provision of this Agreement, with respect to any current or future Product under this Agreement that is classified as a “Controlled Substance” as defined by section 102 of the Controlled Substances Act, 21 U.S.C. § 802(6), Supplier shall be responsible to reimburse MWI for any MWI paid tax, assessment, charge, fee, or other levy, regardless of how denoted imposed by or payable to any federal, state, or local governmental agency or authority on, or in connection with, MWI’s purchase (for inventory or drop-ship), distribution, sale or transfer of such Product based on the Product’s Controlled Substance classification (collectively, a “Controlled Substance Tax”). If MWI is required by law to pay any Controlled Substance Tax, MWI shall provide written notice to Supplier, which notice shall include a detailed invoice to Supplier, copies of state-specific invoices or MWI’s official document submission of net distribution into each state, and calculations of Controlled Substance Tax paid based on distribution reporting, and Supplier shall reimburse MWI for such undisputed invoices for Controlled Substance Tax by issuing a credit to MWI within 30 days of receiving that notice. All discrepancies in distribution data, Controlled Substance Tax, and late reimbursement shall be resolved within 30 days through good faith discussions or meetings as necessary. If Supplier is required by law to pay any Controlled Substance Tax, Supplier shall not pass on or otherwise invoice MWI for such Controlled Substance Tax as a separate line item or other charge specifically identifiable as a Controlled Substance Tax. This Section 13 shall not apply to any generally applicable tax, assessment, charge, fee, or other levy that does not discriminate on the basis of product type or category.

14. Interpretation. The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted this Agreement or the provision at issue. “Or” is disjunctive but not necessarily exclusive. “Including” means “including but not limited to.”

15. Successors; Assignments. All of the terms and provisions of this Agreement will be binding on and inure to the benefit of the patties and their respective successors and assigns. Neither party may assign, subcontract, delegate or transfer its rights or obligations hereunder without the prior written consent of the other party.

16. Severability. All provisions of this Agreement are severable. If any term, provision, or agreement contained in this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain valid, legal, and enforceable and be enforced and construed as if such invalid provision were never a part of this Agreement.

17. Independent Contractors. MWI and Supplier are independent businesses with a vendor and vendee relationship. Neither party shall have, nor represent that it has, the power, right or authority to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party. Nothing contained in this Agreement will be construed so as to characterize the relationship between the parties as a joint venture, partnership, agency or franchise for any purposes whatsoever.

*       *       *       *       *

Distribution Services Agreement – Exhibit B

Schedule A

CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

The undersigned guarantees to MWI Veterinary Supply Co. and each of its affiliate and subsidiary companies and any successors (collectively, “MWI”) that (i) any food, drugs, devices, cosmetics, merchandise, or animal health related products (“Products”) now or hereafter shipped or delivered by or on behalf of the undersigned, or any of its affiliates or subsidiary companies or any successors, (collectively, “Guarantors”) to or on the order of MWI will not be at the time of delivery, adulterated, misbranded, or otherwise prohibited under applicable federal, state and local laws, including applicable provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq. (“FDCA”), and Sections 351 and 361 of the Federal Public Health Service Act, 42 U.S.C. §§ 262 and 264, and their implementing regulations, each as amended (collectively, “Applicable Laws”), in effect at the time of shipment or delivery of such Products; (ii) Products are not, at the time of shipment or delivery, merchandise that may not otherwise be introduced or delivered for introduction into interstate commerce under Applicable Laws, including FDCA section 301 (21 U.S.C. §331); and (iii) Products are merchandise that may be legally transported or sold under the provisions of any other applicable federal, state or local law. Guarantors guarantee further that, in the case of food shipments, only those chemicals or sprays approved by federal, state, or local authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed from Products.

Guarantors shall promptly defend, indemnify and hold MWI harmless against any and all claims, losses, damages, costs, liabilities and expenses, including attorneys’ fees and expenses, arising as a result of (a) any actual or asserted violation of Applicable Laws or by virtue of which Products made, sold, supplied, or delivered by or on behalf of Guarantors may be alleged or determined to be adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) the possession, distribution, sale and/or use of, or by reason of the seizure of, any Products of Guarantors, including any prosecution or action whatsoever by any governmental body or agency or by any private party, including claims of bodily injury, death or property damage, (c) any actual or asserted claim that Guarantors’ Products infringe any proprietary or intellectual property rights of any person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence, willful misconduct or breach of contract except to the extent arising from the negligence, willful misconduct or breach of contract of MWI.

Guarantors shall maintain primary, noncontributory product liability insurance of not less than $5 million per occurrence for claims relating to Products. This insurance must include “MWI Veterinary Supply Co. and each of its affiliate and subsidiary companies and any successors” as additional insureds for claims arising out of Products. Guarantor shall provide for at least thirty days’ advance written notice to MWI Veterinary Supply Co. of cancellation or material reduction of the required insurance. If the required insurance is underwritten on a “claims made” basis, the insurance must include a provision for an extended reporting period (“ERP”) of not less than twenty-four months; Guarantors further agree to purchase the ERP if continuous claims made insurance, with a retroactive date not later than the date of this Agreement, is not continually maintained or is otherwise unavailable. This insurance shall be with an insurer and in a form acceptable to MWI Veterinary Supply Co., and any deductible or retained risk must be commercially and financially reasonable and acceptable to MWI Veterinary Supply Co. Guarantors warrant that they have sufficient assets to cover any self-insurance or retained risk. Upon request, Guarantors will promptly provide satisfactory evidence of the required insurance.

Provisions in this Continuing Guaranty and Indemnification Agreement are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by Guarantors or any separate agreement entered into between MWI and Guarantors. If the language in this Agreement conflicts with the language in any other document, the language in this Agreement controls.

Supplier: PetVivo, Inc.

Signature:	/s/ John Lai

Name:	John Lai

Title:	Chief Executive Officer

Date:	June 15, 2022

CGIA – Schedule A